Exhibit 10.1
AMENDMENT NO. 2 TO CREDIT AGREEMENT
This Amendment No. 2 to Credit Agreement (“Amendment”) is dated October 6, 2009 (“Effective Date”) between Tandy Brands Accessories, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).
Borrower and Bank entered into a Credit Agreement dated as of February 12, 2008, as amended (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Indebtedness”). Borrower and Bank have agreed to amend the terms of the Credit Agreement as provided in this Amendment.
Accordingly, Borrower and Bank agree as follows:
1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.
2. Amendments. The Credit Agreement is amended as follows:
(a) The following terms are hereby added to the Defined Terms Addendum in the correct alphabetical order:
     “Applicable Fee Percentage” shall mean one-half of one percent (0.50%) per annum; provided, however, commencing with the first day of the first month following the Borrower’s delivery of the financial statements required under Section 4.3(b) for the fiscal year ending June 30, 2010 (“Applicable Fee Percentage Adjustment Date”), provided that, as of such fiscal year end and as of the date of such delivery, there is no Default or Event of Default existing, the Applicable Fee Percentage shall be reduced to three-eighths of one percent (0.375%) per annum in the event Bank shall have received, together with the required financial statements, evidence, in form and substance satisfactory to Bank, which demonstrates that the Borrower’s Net Income for the fiscal year ending June 30, 2010 was greater than $0.00. Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness hereunder and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of the Borrower (relating to the current or any prior fiscal period) or for any other reason, Bank determines that the Applicable Fee Percentage as calculated by Borrower as of the Applicable Fee Percentage Adjustment Date was inaccurate in any respect and a proper calculation thereof would have resulted in a different Applicable Fee Percentage for any fiscal period, then (x) if the proper calculation thereof would have resulted in a higher Applicable Fee Percentage for any such period, Borrower shall automatically and retroactively be obligated to pay to Bank, promptly upon demand by Bank, an amount equal to the excess of the amount of fees that should have been paid for such period over the amount of fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Fee Percentage for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in a lower Applicable Fee Percentage for such period, Bank shall have no obligation to recalculate such fee or to repay any fees to Borrower.
(b) The following terms, which are defined in the Defined Terms Addendum attached to the Credit Agreement, are given the following amended definition:

     “Revolving Credit Maturity Date” shall mean April 6, 2011 or such earlier date on which the Bank’s commitment to fund Loans and to issue Letters of Credit hereunder is terminated pursuant to this Agreement; provided, however, if any such date is not a Business Day, then the Revolving Credit Maturity Date shall be the next succeeding Business Day.
     “Revolving Credit Note” shall mean the Master Revolving Note dated October 6, 2009 in the original principal amount of $27,500,000 made by Borrower payable to the order of the Bank, as the same may be amended, supplemented, renewed, extended, modified, increased or restated from time to time.
(c) Section 4.3(g) of the Credit Agreement is amended to read in its entirety as follows:
     “(g) within forty-five (45) days after and as of the end of each calendar quarter, a Compliance Certificate dated as of the end of such quarter;”
(d) Section 5.17 of the Credit Agreement is amended to read in its entirety as follows:
     “5.17 Acquire Fixed Assets. Acquire or expend for, or commit to acquire or expend for, fixed assets by lease (including any Capitalized Lease Obligations), purchase or otherwise, in an aggregate amount in excess of (i) $5,500,000 in the Fiscal Year ending June 30, 2010, and (ii) $1,500,000 in any Fiscal Year thereafter.”
(e) Section 1.1 of the Financial Covenants Addendum attached to the Credit Agreement is amended to read in its entirety as follows:
     “1.1 Tangible Net Worth. Maintain a Tangible Net Worth as of the end of each of Borrower’s fiscal quarters, to be tested as of the end of each such fiscal quarter, not less the amount set forth below during the corresponding period set forth below:
(a)	Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) as of June 30, 2009;

(b)	as of the end of each fiscal quarter thereafter, the sum of:

(i) the amount of Tangible Net Worth that was required to be maintained as of the end of the immediately preceding fiscal quarter, plus

(ii) fifty percent (50%) of the Net Income (if positive), for the fiscal quarter ended as of the date of determination, plus one hundred percent of the Fixed Asset Gain/Loss (if positive), for the fiscal quarter ended as of the date of determination; plus

(iii) one hundred percent (100%) of the Net Cash Proceeds from the issuance of any equity ownership interests during the fiscal quarter ended as of the date of determination.”
(f) Section 1.8 of the Loan Terms, Conditions and Procedures Addendum attached to the Credit Agreement is amended to read in its entirety as follows:

     “1.8 Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee in an amount equal to the product of (a) the Applicable Fee Percentage as multiplied by (b) the difference between (i) the Revolving Credit Commitment and (ii) the aggregate outstanding principal balance of all Revolving Loans. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of Borrower’s fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.”
3. Representations. Borrower represents and agrees that:
(a) Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
(b) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms.
(c) There is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
(d) Effective June 30, 2009, the following Guarantors have merged into Borrower, with Borrower being the surviving entity: Accessory Design Group, Inc., Amity/Rolfs, Inc., TBAC-Acquisition, Inc., TBAC General Management Company, TBAC Investments, Inc., TBAC Management Company L.P., TBAC-Mass Merchant Quality Control, Inc., TBAC — Prince Gardner, Inc., Stagg Industries, Inc. and Superior Merchandise Company.
4. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of all of the following:
(a) this Amendment and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower;
(b) payment to Bank of an amendment fee in the amount of $125,000; and
(c) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate, including those items set forth on the Documentation Checklist attached hereto as Exhibit “A”; provided however, solely as to item 8 on Exhibit “A” (Warehouse Agreement), Borrower shall only be required to use commercially reasonable efforts to obtain the signature of UPS Supply Chain Solutions, Inc. (“UPS”), and Borrower’s inability to obtain such signature will not cause this Amendment to be ineffective.
5. No Other Changes. Except as specifically provided in this Amendment, this Amendment does not vary the terms and provisions of any note, mortgage, security agreement, or other document, instrument, or agreement evidencing, securing or relating to the Indebtedness or the Credit Agreement (“Loan Documents”). This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.
6. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.
7. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against one of the parties as compared to the other.
8. Confirmation of Lien Upon Collateral. Borrower acknowledges and agrees that Indebtedness and the individual advances under the Indebtedness are secured by the Collateral (as defined in the Credit Agreement) and that the Loan Documents constitute valid, legal, and binding agreements and obligations of Borrower. The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.
9. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
10. Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.
11. No Defenses. Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Credit Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.
12. Expenses. Borrower upon request shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.
13. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.
[end of amendment — signature page follows]

This Amendment No. 2 to Credit Agreement is executed and delivered as of the Effective Date.

Comerica Bank			TANDY BRANDS ACCESSORIES, INC.

By:			By:

	Name:	Steven Colwick		Name:	Craig Mackey
	Title:	Vice President — Texas Division		Title:	Chief Financial Officer
Acknowledgement and Consent of Guarantors
     Each of the undersigned has guaranteed the payment and performance of the Indebtedness by Borrower pursuant to a Guaranty dated as of February 12, 2008 (“Guaranty”). Each of the undersigned acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 2 to Credit Agreement and the $27,500,000 Master Revolving Note dated as of October 6, 2009 from Borrower to Bank, and agrees that its guaranty remains in full force and effect. Each of the undersigned further represents that it is in compliance with all of the terms and conditions of its Guaranty.

TBAC INVESTMENT TRUST TANDY BRANDS ACCESSORIES HANDBAGS, INC. TBAC — TOREL, INC.
By:
Craig Mackey, as Vice President of each of the above